Exhibit 23.1

THE CHUBB CORPORATION

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3: No. 333-188799; Form S-8: No. 333-09275, No. 333-58157, No. 333-67347, No. 333-36530, No. 333-85462, No. 333-117120, No. 333-158841, No. 333-169571) of The Chubb Corporation and in the related Prospectuses of our reports dated February 28, 2014, with respect to the consolidated financial statements and schedules of The Chubb Corporation and the effectiveness of internal control over financial reporting of The Chubb Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

New York, New York

February 28, 2014